Exhibit 99.1

JOSTENS, INC. ANNOUNCES RECEIPT OF
CONSENTS AND THE EXTENSION OF TENDER OFFERS FOR
SENIOR SUBORDINATED NOTES

Minneapolis, Minnesota, September 2, 2004 – Jostens, Inc. (the “Company”) announced today receipt of tenders and consents for approximately 90% of the principal amount outstanding of its 12¾% Senior Subordinated Notes Due 2010 (the “Notes”) as of September 1, 2004.  The percentage of consents received exceeds the requisite consents needed to amend the Indenture (as defined below).  The Company announced that it has extended the expiration date for the Tender Offer (as defined below) to 5:00 p.m., New York City time, on September 24, 2004 and that it will also pay the consent payment to all holders of the Notes who validly tender their Notes prior to 5:00 p.m., New York City time, on September 24, 2004.  The consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined at 10:00 a.m. on September 10, 2004 (unless the expiration date is extended) and will be calculated in accordance with the Offer to Purchase (as defined below).

The Notes were tendered pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) dated August 19, 2004, which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the $203,985,000 outstanding principal amount of the Notes and the consent solicitation to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes (the “Tender Offer and Consent Solicitation”).

The obligation of the Company to accept for purchase and to pay the purchase price and consent payment for the Notes in the Tender Offer and Consent Solicitation is conditioned on, among other things, the satisfaction or waiver of the conditions to the closing of the transactions previously announced involving affiliates of Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking Partners, including the recapitalization of Jostens Holding Corp., the parent of Jostens, Inc., and the receipt of tenders and consents from the holders of at least a majority of the aggregate principal amount of the Notes and outstanding notes of AKI, Inc., Von Hoffmann Holdings Inc. and Von Hoffmann Corporation, and the execution of a supplemental indenture to each of the indentures governing such notes.  As of 5:00 p.m. on September 1, 2004, each of Von Hoffmann Holdings, Von Hoffmann Corp. and AKI, Inc. had received tenders and consents for at least a majority of the aggregate principal amount of their respective notes.

As a result of the receipt of the requisite consents in respect of the Notes as of the Consent Date (as defined in the Offer to Purchase), the Company and The Bank of New York, the trustee under the indenture pursuant to which the Notes were issued (the “Indenture”), will execute a supplemental indenture to the Indenture in order to effect the proposed amendments to the Notes and the Indenture, as provided in the Offer to Purchase.  However, the amendments will not become operative with respect to the Notes and the Indenture until the Notes are accepted for purchase by the Company.

Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent for the Tender Offer and Consent Solicitation.  The information agent is MacKenzie Partners, Inc. and the Depositary is The Bank of New York.  Questions regarding the

Tender Offer and Consent Solicitation may be directed to Credit Suisse First Boston LLC by telephone at (800) 820-1653 (toll free) and (212) 538-0652 (call collect). Requests for copies of the Offers to Purchase and related documents may be directed to MacKenzie Partners, Inc., by telephone at (800) 322-2885 (toll free) and (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.

Jostens is a leading provider of school-related affinity products and services in three major product categories: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements.  Jostens is also a leading provider of school photography products and services in Canada.  Jostens has a 107-year history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country.

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This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statements dated August 19, 2004.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.